Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

DM NEWCO, INC.

a Delaware corporation

WITH AND INTO

MOTHERS WORK, INC.

a Delaware corporation

(Pursuant to Section 253 of the General Corporation Law of Delaware)

Mothers Work, Inc., a corporation incorporated on the 23rd day of October, 1980 (the “Parent”), pursuant to the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

1.                                       That the Parent is organized and existing under the General Corporation Law of the State of Delaware;

2.                                       That the Parent owns one hundred percent (100%) of the capital stock of DM Newco, Inc., a corporation incorporated on the 5th day of December, 2008, pursuant to the provisions of the General Corporation Law of Delaware (the “Subsidiary”);

3.                                       That the Parent, by a resolution of its Board of Directors (the “Board”) duly adopted at a special meeting held on the 5th day of December, 2008 (a copy of which resolution is attached hereto as Exhibit A), determined to and did merge with and into itself said Subsidiary (the “Merger”);

4.                                       The current name of the Parent is Mothers Work, Inc.; upon filing this Certificate of Ownership and Merger (the “Certificate”) the name of the Parent shall be changed to “Destination Maternity Corporation”; and

5.                                       The Merger shall become effective upon filing this Certificate with the Delaware Secretary of State.

IN WITNESS WHEREOF, the Parent has caused this Certificate to be signed by its duly authorized officer on this 8th day of December, 2008.

MOTHERS WORK, INC.

By:	/s/ Ronald J. Masciantonio
Name: Ronald J. Masciantonio
Title: Secretary, Vice President and General Counsel

EXHIBIT A

Resolutions of the Board of Directors of Mothers Work, Inc., a Delaware corporation

Merger with DM Newco, Inc., a Delaware corporation

WHEREAS, Mothers Work, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Parent”), lawfully owns one hundred percent (100%) of the outstanding capital stock of DM Newco, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Subsidiary”); and

WHEREAS, the Parent desires to merge with and into itself the Subsidiary (the “Merger”), and to possess all the estate, property, rights, privileges, and franchises of the Subsidiary pursuant to that certain Plan of Merger, dated as of December 8, 2008, by the Parent (the “Plan of Merger”), a copy of which previously has been presented to the Board of Directors of the Parent (the “Board”); and

WHEREAS, the Parent desires to change the name of the Parent, in connection with the Merger, from “Mothers Work, Inc.” to “Destination Maternity Corporation”; and

WHEREAS, the Board has determined that the Merger is on terms that are fair to, and in the best interest of, the Parent;

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby authorizes the Merger, with the Parent continuing as the surviving corporation; and be it

FURTHER RESOLVED, that the Board hereby directs the Parent to merge with and into itself the Subsidiary and to assume all of the Subsidiary’s assets, liabilities, and obligations pursuant to the Plan of Merger, and be it

FURTHER RESOLVED, that, upon the effective date of the Merger, the name of the Parent shall be changed from “Mothers Work, Inc.” to “Destination Maternity Corporation” pursuant to Section 253(b) of the General Corporation Law of the State of Delaware; and be it

FURTHER RESOLVED, that, upon the effective date of the Merger, the Parent shall assume all assets, liabilities, and obligations of the Subsidiary pursuant to Section 253 of the General Corporation Law of the State of Delaware; and be it

FURTHER RESOLVED, that each outstanding share of capital stock of the Subsidiary shall be cancelled and extinguished upon the effectiveness of the Merger, and no consideration shall be issued in exchange therefor; and be it

FURTHER RESOLVED, that the Merger shall become effective upon the filing of a Certificate of Ownership and Merger (the “Certificate”) with the Delaware Secretary of State as provided for therein; and be it

FURTHER RESOLVED, that the Certificate in the form presented to the Board be, and it hereby is, approved and adopted in all respects; and be it

FURTHER RESOLVED, that upon the effective time of the Merger, the directors and officers of the Parent, as constituted immediately prior to the Merger, shall continue to be the directors and officers of the Parent; and be it

FURTHER RESOLVED, that each stock certificate evidencing the ownership of each share of common stock of the Parent issued and outstanding immediately prior to the effective time of the Merger shall continue to evidence ownership of the shares of common stock of the Parent; and be it

FURTHER RESOLVED, that each stock certificate evidencing the ownership of one or more shares of common stock of the Parent issued any time after the effective time of the Merger shall be in the form of the stock certificate to be approved by the proper officers (or any of them) of the Parent; and be it

FURTHER RESOLVED, that the proper officers of the Parent be, and each of them hereby is, authorized and directed, for and on behalf of the Parent, to make and execute (i) the Plan of Merger, and (ii) the Certificate setting forth a copy of the resolution of the Board authorizing the Parent to with and into itself the Subsidiary and to assume all of the Subsidiary’s assets, liabilities, and obligations, and the date of adoption thereof, and to file the same in the office of the Delaware Secretary of State; and

FURTHER RESOLVED, that the proper officers of the Parent be, and each of them hereby is, authorized and directed, for and on behalf of the Parent, to take all such actions whatsoever, whether within or outside the State of Delaware, and to prepare, execute, and deliver all such documents, as may be in any way necessary, proper, advisable, or convenient (in each case as determined by any such officer) to effect the Merger and carry out the foregoing resolutions; and be it

FURTHER RESOLVED, that the Board hereby ratifies and confirms all actions taken heretofore by any proper officer of the Parent to effect the Merger and carry out the foregoing resolutions.